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                                                                    EXHIBIT 99.2

THURSDAY SEPTEMBER 14, 8:46 AM EASTERN TIME

Press Release
SOURCE: Packeteer Inc.
via BCE Emergis e-News Services

PACKETEER COMPLETES ACQUISITION OF WORKFIRE
Cupertino, California

Packeteer(R), Inc. (NAsdaq:PKTR - news), a leading provider of Internet application infrastructure systems, today announced it has completed the acquisition of Workfire Technologies, located in Kelowna, British Columbia. On July 13, 2000, Packeteer announced a definitive agreement to acquire Workfire, a developer of software for accelerating the performance of business-critical web applications and content over the Internet, intranets and extranets. This acquisition is being accounted for using purchase accounting.

Packeteer is a leading provider of Internet application infrastructure systems designed to enable businesses and service providers to ensure the quality of experience for networked applications and application services. Packeteer's advanced PacketWise(TM) software, the foundation of the company's PacketShaper(R) and AppVantage(TM) systems, integrates application discovery, analysis, control and reporting technologies that are required for enhanced application-performance and proactive bandwidth management.

Packeteer's products are deployed today by leading Fortune 1000 companies and service providers worldwide through an established network of more than 100 VARs, distributors and system integrators in more than 50 countries. In addition, PacketWise software is licensed by major communications industry partners who integrate the software into specific strategic networking solutions. For more information, contact Packeteer at 408/873-4400, fax 408/873-4410; or visit the Packeteer Web site at www.packeteer.com.

Note to Editors: Packeteer and PacketShaper are registered trademarks and PacketWise and AppVantage are trademarks of Packeteer, Inc.